                                                                      EXHIBIT 11

                            FIRST BRANDS CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                              PRIMARY            FULLY DILUTED
                                                                             YEAR ENDED            YEAR ENDED
                                                                              JUNE 30,              JUNE 30,
                                                                         ------------------    ------------------
                                                                          1997       1996*      1997       1996*
                                                                         -------    -------    -------    -------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Components of Net Income Per Common Share:
     Income before extraordinary loss.................................   $50,865    $65,100    $50,865    $65,100
     Extraordinary loss...............................................      (633)     --          (633)     --
                                                                         -------    -------    -------    -------
     Net income.......................................................   $50,232    $65,100    $50,232    $65,100
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------

Average common shares issued..........................................    43,271     22,240     43,271     22,240
Average treasury shares held..........................................    (2,499)    (1,401)    (2,499)    (1,401)
Common shares issuable with respect to common equivalents for stock
  options.............................................................       985        453        787        528
Effect of two-for-one stock split on average common and common
  equivalent shares outstanding.......................................     --        21,308      --        21,388
                                                                         -------    -------    -------    -------
Average common and common equivalent shares outstanding...............    41,757     42,600     41,559     42,755
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------

Earnings Per Share:
     Income before extraordinary loss.................................   $  1.22    $  1.53    $  1.22    $  1.52
     Extraordinary loss...............................................     (0.02)     --         (0.02)     --
                                                                         -------    -------    -------    -------
Net income............................................................   $  1.20    $  1.53    $  1.20    $  1.52
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------

------------

* Share and per share amounts have been restated to reflect a two-for-one stock split effective February 5, 1996.